EXHIBIT 99.1
                                                                   ------------



                                                          FOR IMMEDIATE RELEASE


              LAURA WEIL APPOINTED TO CARNIVAL CORPORATION & PLC
                              BOARDS OF DIRECTORS

         MIAMI (January 23, 2007) - Carnival Corporation & plc (NYSE/LSE:  CCL;
NYSE: CUK) today announced that Laura Weil, a 25-year veteran of the retail and finance industries, has been named to its board of directors.

         Weil will serve in a non-executive capacity on Carnival Corporation & Carnival plc's 15-member boards, effective immediately.

         Weil has a diverse background in retail management with an emphasis on finance and information technology. Most recently, she served as chief operating officer and executive vice president of AnnTaylor Stores Corporation, a publicly traded women's apparel company with $2.1 billion in annual revenues. Prior to that, Weil was chief financial officer and executive vice president at American Eagle Outfitters, a NASDAQ-traded clothing retailer. She also worked at R.H. Macy & Co., where she was vice president - finance and chief financial officer - credit operations.

         Weil has also held numerous posts within the banking industry, including Oppenheimer & Co. and Lehman Bros., both based in New York. She currently serves on the board of Ultra Stores Corporation, a privately held jewelry retailer based in Chicago.

         "Laura Weil is a highly talented and respected business executive and we are very pleased to welcome her as the newest member of Carnival Corporation & plc's boards of directors. She brings a wide range of knowledge and experience, including a strong background in retail and finance, and we look forward to her keen insight and guidance in the continued operation of our company," said Micky Arison, Carnival Corporation & plc chairman and CEO.

         Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, Windstar Cruises, AIDA Cruises, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises, Swan Hellenic, and P&O Cruises Australia.

                                   - more -

Weil Board Appointment - 2

         Together, these brands operate 81 ships totaling 144,000 lower berths with 20 new ships scheduled to enter service between March 2007 and spring 2011. Carnival Corporation & plc also operates the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

         No additional information is required to be disclosed pursuant to paragraph 16.4 of the UKLA Listing Rules.

                                      ###

MEDIA CONTACTS                              INVESTOR RELATIONS CONTACT
US                                          US/UK
Carnival Corporation & plc                  Carnival Corporation & plc
Tim Gallagher                               Beth Roberts
1 305 599 2600, ext. 16000                  1 305 406 4832

UK
Brunswick Group
Richard Jacques/Sophie Fitton
44 (0) 20 7404 5959